EXHIBIT 99.1

Press Release issued May 29, 2014

ProPhase Establishes 3.0 Million Share Equity Line

DOYLESTOWN, PA--(Marketwire – May 29, 2014) - ProPhase Labs, Inc. (NASDAQ: PRPH) (www.ProPhaseLabs.com) announced today that on May 28, 2014, it has entered into a new Investment Agreement (the “Investment Agreement”) with Dutchess Opportunity Fund, II, LP, a Delaware limited partnership (“Dutchess”). Pursuant to the Investment Agreement, Dutchess committed to purchase, subject to certain restrictions and conditions, up to 3,000,000 shares of the Company’s common stock, over a period of 36 months from the effectiveness of the registration statement registering the resale of shares purchased by Dutchess pursuant to the Investment Agreement. In connection with the Investment Agreement, the Company terminated its prior existing equity line of credit with Dutchess.

The Company may in its discretion draw on the facility from time to time, as and when the Company determines appropriate in accordance with the terms and conditions of the Investment Agreement. The Company may deliver a notice for a subsequent draw down from time to time, following the one day pricing period for the prior draw. The maximum number of shares that the Company is entitled to put to Dutchess in any one draw down notice shall not exceed $500,000. Additional details are available in the Company’s SEC filing on Form 8-K.

Ted Karkus, Chairman and Chief Executive Officer of the Company, stated: “The availability of this equity line enables the Company to raise capital as needed in a highly efficient manner and without incurring any debt. The new equity line will provide capital for new product development, enhanced marketing and brand building activities, as well as the Company’s ongoing working capital needs and general corporate purposes. There are no options, warrants or convertible debt associated with the equity line. We will seek to use the equity line, to the extent needed, at such times as are appropriate in view of market and other conditions.”

About ProPhase Labs

ProPhase Labs is a diversified natural health medical science company. It is a leading marketer of the Cold-EEZE® Cold Remedy brand as well as other cold relief products. Cold-EEZE® Cold Remedy zinc gluconate lozenges are clinically proven to significantly reduce the duration of the common cold. Cold-EEZE® Cold Remedy customers include leading national chain, regional, specialty and local retail stores. ProPhase Labs has several wholly owned subsidiaries including a manufacturing unit, which consists of an FDA registered facility to manufacture Cold-EEZE® Cold Remedy lozenges and fulfill other contract manufacturing opportunities. ProPhase also owns 50% of Phusion Laboratories, LLC (“Phusion”). Phusion licenses a revolutionary proprietary technology that has the potential to improve the delivery and/or efficacy of many active ingredients or compounds. Phusion will formulate and test products to exploit market opportunities within ProPhase’s robust over-the-counter distribution channels. For more information visit us at www.ProPhaseLabs.com.

Forward Looking Information

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of the acceptance and demand for our products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Contact:

Press Only Contact
Laura Maxey

5W Public Relations

Tel: (212) 452-6400

lmaxey@5wpr.com

Investor Contact
Ted Karkus, Chairman and CEO

ProPhase Labs, Inc.

(215) 345-0919 x 0